Exhibit 4.3

VASTox plc

2005 EMI Scheme Rules

Adopted by the Board of Directors
on 1 December 2005

RULES OF THE VASTOX PLC 2005
ENTERPRISE MANAGEMENT INCENTIVE SCHEME

CONTENTS

Rule

1.	Definitions and interpretation

2.	Grant of Options

3.	Conditions of exercise

4.	Individual limits

5.	Scheme limits

6.	Rights of exercise and lapse of Options

7.	Exercise of Options

8.	Takeovers and Liquidations

9.	Exchange of Options on a takeover

10.	Variation of share capital

11.	Administration

12.	Amendments

13.	General

RULES OF THE VASTOX PLC 2005 ENTERPRISE MANAGEMENT INCENTIVE SCHEME (“EMI”)

1.	DEFINITIONS AND INTERPRETATION

In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:

“Agreement”
means the agreement in writing granting an Option pursuant to this Scheme in such form as the Directors shall from time to time determine but in all cases issued under a seal or executed as a deed by the Grantor and accepted in writing by the Eligible Employee;

“Auditors”        means the auditors for the time being of the Company;
“Committed Time”    has the meaning given in paragraph 26(2) of Schedule 5;
“the Company”        means Vastox plc registered in England under number 05197494;

“Company Limit”	means £3 million or such other amount as may from time to time be specified in paragraph 7 of Schedule 5;
“Connected Person”    has the meaning given by Section 839 of ICTA;
“Control” and cognate    has the meaning given by Section 840 of ICTA;
expressions"

“CSOP Option”	means a share option granted under a scheme approved by the Inland Revenue under Schedule 4 to ITEPA by virtue of employment with a Group Company;

“Date of Grant”	means the date on which an Option is granted as evidenced by the date at the head of the Agreement;

“Directors”	means the Board of Directors for the time being of the Company or a duly authorised committee thereof;

“Disqualifying Event”	means an event specified in Sections 534 to 536 inclusive of ITEPA which causes an EMI Option to cease to be a qualifying option for the purposes of the EMI Code;
“Eligible Employee”    means an individual:

(a)	who is a bona fide employee or director of the Company or a Qualifying Subsidiary; and

(b)	in respect of an EMI Option whose Committed Time is at least 25 hours per week, or, if less, 75% of his Working Time; and

(c)in respect of an EMI Option who is not precluded from such participation by paragraph 28 of Schedule 5 (no material interest);
“EMI Code”        has the meaning given in Section 527(3) of ITEPA;

“EMI Option”	means an Option which is a qualifying option within the meaning given in Section 527 of ITEPA;

“Employer Company”	means the company by reason of whose employment an EMI Option has been granted to an Eligible Employee;

“Exercise Price”	means the price at which each Share subject to an Option may be acquired on the exercise of the Option, being (subject to Rule 10) not less than:-

(a)	the price determined by the Directors in their absolute discretion; or
(b)if greater, and Shares are to be subscribed, the nominal value of a Share;
“Exit Event”        means a change of Control of the Company;

“Further Limit”	means £100,000 or such other amount as may from time to time be specified in paragraph 6 of Schedule 5;

“Good Leaver”	means an Optionholder who ceases to be an Eligible Employee by reason of:

(a)	ill-health, injury, disability (evidenced to the satisfaction of the Directors); or

(b)	Redundancy, Retirement; pregnancy (the effective date
of such cessation being the date which the provisions of the Employment Rights Act 1996 cease to apply in respect of the office or employment); or

(c)	a Transfer of Business
or who ceases to be an Eligible Employee and who is determined to be a Good Leaver by the Directors in their absolute discretion;

“Grantor”	means the Company, the Directors, the Trustee or such other person who grants an EMI Option under this Scheme;

“Gross Assets Limit”	means £30 million or such other amount as may from time to time be specified in paragraph 12 of Schedule 5.
“Group Company”    means:

(a)	the Company; or

(b)	any Subsidiary of the Company;
“ICTA”            means the Income and Corporation Taxes Act 1988;

“Individual Limit”	means £100,000 or such other amount as may from time to time be specified in paragraph 5 of Schedule 5;

“ITEPA”        means the Income Tax (Earnings and Pensions) Act 2003;
“the London Stock     means the London Stock Exchange plc or any of its successors;
Exchange"

“Market Value”	means the market value of a share as defined in paragraph 55 of Schedule 5 and determined in accordance with paragraph 56 of Schedule 5;
“Option”        means a right to acquire Shares pursuant to this Scheme;

“Optionholder”	means a person who has been granted an Option which has neither lapsed nor been surrendered or exercised and where the context so requires, the legal personal representatives of such person;
“Qualifying Exchange    means arrangements which meet the conditions of paragraph 40 of Schedule 5;
of shares"
“Qualifying Subsidiary”has the meaning given in paragraph 11 of Schedule 5;
“Redundancy”        has the meaning given to it by the Employment Rights Act 1996;
“Relevant Market”    has the meaning given in article 37(4) of the Financial
Services and Markets Act 2000 (Financial Promotion) Order 2001 as amended and reissued from time to time;

“Retirement”	means retirement of the Optionholder at or after the date on which the Optionholder is normally expected to retire in accordance with the Optionholder’s contract of employment;
“Restricted Period”    means the period of three years after the Date of Grant of the last EMI Option granted by reason of the Eligible Employee’s employment with a Group Company or such other period as may from time to time be specified in paragraph 6 of Schedule 5;

“Rules”	means the Rules of this Scheme as amended from time to time;
“Schedule 5”        means Schedule 5 to ITEPA as amended from time to time;

“this Scheme”	means the Vastox plc 2005 Enterprise Management Incentive Scheme, as amended from time to time;
“Share”    means an ordinary share in the capital of the Company which meets the requirements of paragraph 35 of Schedule 5;

“Subsidiary”	means any company which is under the control of the Company, determined in accordance with 416(2) to (6) of ICTA;

“Transfer of Business”    means:

(a)	the company for which the Optionholder works ceasing to be a Group Company; or
(b)the transfer of an undertaking or part-undertaking in which the Optionholder is employed to a person other than a Group Company;

“Trustee”	means the trustee or trustees for the time being of any employee benefit trust established by the Company;

“Unapproved Option”	means an Option which is granted pursuant to this Scheme that is not a qualifying option for the purposes of the EMI Code;

“Vest”	means the crystallisation of an Optionholder’s right to exercise the Option;

“Vesting Date”	means the date on which the Option Vests pursuant to Rules 6.1, 6.5, 8.1 and 8.4 to 8.7; and
“Working Time”    has the meaning given in paragraph 27 of Schedule 5.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa.

2.	GRANT OF OPTIONS

2.1	Subject to Rules 2.8 to 2.14, the Grantor may grant an Option to an Eligible Employee at any time and the Date of Grant of an Option shall be the date of the Agreement relating to that Option.

2.2	Notwithstanding Rule 4.1, where the Grantor grants an Option to an Eligible Employee which causes the aggregate Market Value of:

(a)	all Shares or shares in respect of which unexercised EMI Options are then held by him and granted by reason of his employment with any one or more Group Companies; and

(b)	all Shares or shares in respect of which unexercised CSOP Options are held by him, to exceed the Individual Limit, the excess shall be an Unapproved Option.

2.3
Notwithstanding Rule 2.13, where the Grantor grants an Option which results in the Market Value of Shares or shares in the Company in respect of which unexercised EMI Options subsist exceeding the Company Limit then the excess as prescribed by paragraph 7 of Schedule 5 shall be an Unapproved Option.

2.4	Notwithstanding Rule 4.2, if an Eligible Employee has been granted EMI Options by reason of his employment with any one Group Company in respect of Shares or shares whose Market Value is equal to or greater than the Further Limit (irrespective of whether they have been exercised or released) any grant of an Option to him within the Restricted Period shall be an Unapproved Option.

2.5
For the purposes of Rules 2.2 to 2.4 and 2.13, the Market Value of the Shares or shares shall be their Market Value at the date or dates on which the relevant Options or other options were granted or such earlier time or times as may be agreed with the Inland Revenue.

2.6
An Option shall be granted to an Eligible Employee by deed executed by the Grantor. As soon as reasonably practicable after such grant, the Eligible Employee shall agree to such option grant by signing a form of acceptance. An Eligible Employee shall not be required to pay any consideration for the grant of an Option. The Agreement shall be in the form determined by the Directors from time to time. Either the Rules, the Agreement or both (including any relevant schedules or appendices) shall include (in relation to EMI Options) all details required pursuant to paragraph 37 of Schedule 5 including:

(a)	the Date of Grant of the EMI Option;

(b)	that the EMI Option is granted under the provisions of Schedule 5;

(c)	the number, or maximum number, of Shares that may be granted pursuant to the EMI Option;

(d)	the Exercise Price or the method by which that price is to be determined;

(e)	when and how the EMI Option may be exercised;

(f)	any condition or conditions applicable pursuant to Rule 3.1; and

(g)	any restrictions that cause the Shares to be Restricted Securities as defined in Section 423 of ITEPA.

2.7
Subject to the right of a deceased Optionholder's personal representatives to exercise an Option in accordance with Rule 6.3 (death), every Option shall be personal to the Eligible Employee to whom it is granted and neither the Option nor the Optionholder’s rights under it shall be capable of being transferred, assigned or charged.

2.8
The Grantor shall only grant an EMI Option if the EMI Option is granted for commercial reasons in order to recruit or retain the Eligible Employee and not as part of a scheme or arrangement the main purpose, or one of the main purposes of which is the avoidance of tax.

2.9	The Grantor shall only grant an EMI Option if the Company is neither:

(a)	a 51% subsidiary of another company; nor

(b)	under the Control of:

(i)	another company; or

(ii)	another company and any other person Connected to that company, and there are no arrangements in existence (except for arrangements with a view to a Qualifying

Exchange of Shares) by virtue of which the Company could become within (a) or (b).

2.10	The Grantor shall only grant an EMI Option if the Company or a Group Company as the case may be meets the trading activities requirement of paragraph 13 or 14 of Schedule 5 at the Date of Grant.

2.11
The Grantor shall only grant an EMI Option if the gross assets of the Company are less than the Gross Assets Limit at the Date of Grant. If the Company is a member of a group, the gross assets of the Company is the aggregate value of the gross assets of each of the members of the group, disregarding any assets that consists in rights against or shares in or securities of another member of the group. For the purposes of this sub- Rule “gross assets” is determined in accordance with Inland Revenue Statement of Practice 2/00 or its successors.

2.12	The Grantor shall only grant an EMI Option if at the Date of Grant the Company has no Subsidiaries which are not Qualifying Subsidiaries.

2.13	The Grantor in the case of an EMI Option shall not grant an EMI Option if the total Market Value of Shares in the Company in respect of which unexercised EMI Options subsist exceeds the Company Limit.

2.14	An Option shall not be granted unless the Directors are satisfied at the relevant time that all conditions relating to such grant pursuant to these Rules have been met.

2.15	An EMI Option or part thereof as the case may be that fails in any manner to meet the provisions of the EMI Code shall be an Unapproved Option.

3.	CONDITIONS OF EXERCISE

3.1
Subject to Rule 3.2, the Vesting Date or Dates and the extent to which the Option Vests on the given Vesting Date or Dates will be set out in the Agreement or otherwise determined pursuant to the Rules. Notwithstanding the generality of the foregoing (and subject to Rule 3.2), the Option may Vest on a specific date or dates, the occurrence of a specific event or events or be conditional upon the achievement of a given performance condition or conditions.

3.2
An EMI Option must be capable of being exercised within the period of ten (10) years beginning with the Date of Grant. Where the exercise of the EMI Option is dependent upon the fulfilment of conditions, the EMI Option is to be taken to be capable of being exercised within the period of ten (10) years if such conditions may be fulfilled within ten (10) years from the Date of Grant.

3.3	To the extent that the Option does not meet the requirements of Rule 3.2, the Option shall be an Unapproved Option.

3.4
Where the Vesting of the Option is subject to a performance condition pursuant to Rule 3.1, the performance condition may be measured over a continuous period as set out in the Agreement commencing no earlier than the financial year during which the Option is granted.

3.5	As soon as is reasonably practicable following the end of the period over which any performance conditions pursuant to Rule 3.1 are measured, the Directors will determine the extent to which the performance condition has been achieved.

3.6
If, after the Grantor has imposed any performance condition to be satisfied pursuant to this Rule 3, events occur which cause the Grantor to consider that an amended performance condition would be a fairer measure of the relevant performance, they may, in their discretion (provided such discretion is exercised fairly and reasonably) amend, relax or waive such targets or conditions provided that any targets or conditions which are amended will be no more and no less difficult to satisfy than when they were originally imposed or last amended or relaxed.

3.7	The Directors shall notify all relevant Optionholders in writing of any amendment, relaxation or waiver of existing targets or conditions made pursuant to Rule 3.6.

4.	INDIVIDUAL LIMITS

4.1	Any EMI Option granted to an Eligible Employee by the Grantor shall be limited and take effect so that, immediately following such grant, the aggregate Market Value of:

(a)	all Shares or shares in respect of which unexercised EMI Options are then held by him and granted by reason of his employment with any one or more Group Companies; and

(b)	all Shares or shares in respect of which unexercised CSOP Options are held by him, shall not exceed the Individual Limit.

4.2
If an Eligible Employee has been granted EMI Options by reason of his employment with any one Group Company in respect of Shares or shares whose Market Value is equal to or greater than the Further Limit (irrespective of whether they have been exercised or released) no EMI Option shall be granted to him within the Restricted Period.

4.3
For the purposes of Rules 4.1 and 4.2, the Market Value of the Shares or shares shall be their Market Value at the date or dates on which the relevant EMI Options or other options were granted or such earlier time or times as may be agreed with the Inland Revenue.

5.	SCHEME LIMITS

5.1
The maximum number of Shares which may on any day be placed under option for subscription under this Scheme, when added to the number of Shares allocated for subscription in the preceding ten years under this or any other employees' share scheme adopted by the Company, shall not exceed fifteen per cent (15%) of the Company's issued ordinary share capital immediately prior to that day.

5.2	For the purpose of calculating the limit in Rule 5.1, any Shares comprised in any option for subscription or other right to subscribe which has lapsed shall be disregarded.

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1
Subject to Rule 6.5 (Disqualifying Event), the Option shall Vest on the earliest of the date or dates set out in Agreement and the dates set out pursuant to Rules 8.1, and 8.4 to 8.7. The Optionholder shall be entitled to exercise his Option in accordance with Rule 7 from the Vesting Date.

6.2	Save as provided in Rules 6.3 (death) and 6.4 (Good Leavers) the Option may only be exercised by an Optionholder while he is an Eligible Employee.

6.3
Subject to Rule 6.1, the Option may be exercised (to the extent that it has Vested) by the personal representatives of a deceased Optionholder during the period of twelve (12) months following the date of death.

6.4
Subject to Rule 6.1, where the Optionholder is a Good Leaver, the Optionholder may exercise his Option (to the extent that it has Vested) during the period of twelve (12) months following the date of cessation of employment.

6.5
To the extent that the Grantor, where applicable acting upon a recommendation from the Directors, decides in its absolute discretion and notwithstanding Rule 6.1, an Option may be exercised during the period of forty (40) days following a Disqualifying Event other than one which falls into Section 535 of ITEPA (Disqualifying Events relating to employees).

6.6	An Option shall lapse on the occurrence of the earliest of the following:

(a)	ten (10) years from the Date of Grant;

(b)
in the event that the Agreement in respect of the Option is not executed by the Optionholder within ninety (90) days of the Date of Grant then 11.59pm (GMT) on the ninetieth (90th) day after the Date of Grant;

(c)
the expiry of the period (if any) allowed for the satisfaction of any performance condition pursuant to Rule 3.1 and set out in the Agreement without such condition having been satisfied or the date on which it becomes apparent to the Grantor in their absolute discretion that any such condition has become incapable of being satisfied;

(d)	twelve (12) months from the date of the death of the Optionholder;

(e)	subject to Rules 6.3 (death) and 6.4 (Good Leavers), 5:00pm on the day on which the Optionholder ceases to be an Eligible Employee;

(f)	for a Good Leaver, twelve (12) months from the date on which the Optionholder ceases to be an Eligible Employee;

(g)
unless and to the extent the Grantor, where applicable upon recommendation from the Directors, decides otherwise and where the Grantor has permitted an exercise pursuant to Rule 6.5 (disqualifying events), the expiry of the period specified in Rule 6.5;

(h)	if the grantor exercises its discretion pursuant to Rule 8.3, the date of an Exit Event;

(i)	subject to Rule 9 (exchange of options on a takeover), the expiry of the period specified in Rule 8.4 (change of Control);

(j)	subject to Rule 9 (exchange of options on a takeover), the expiry of the period specified in Rule 8.5 (compromise or arrangement);

(k)	subject to Rule 9 (exchange of options on a takeover), the expiry of the period specified in Rule 8.6 (mandatory offer);

(l)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company;

(m)	the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

7.	EXERCISE OF OPTIONS

7.1
An Option shall be exercisable in whole or in part by notice in writing (in the form prescribed by the Company from time to time) given by the Optionholder (or his personal representatives as the case may be) to the Company. The notice of exercise of the Option shall be accompanied by a remittance in cleared funds (or any other manner the Directors in their absolute discretion shall decide) for the aggregate of the Exercise Price payable. The Secretary of the Company shall receive such notice or Exercise Price as the case may be on behalf of the Company, Grantor or as agent for the Trustee as applicable.

7.2
Subject to Rules 7.4, 7.5 and 7.6, the effective date of the exercise shall be the date that the Secretary of the Company receives both the notice of the exercise and the remittance pursuant to Rule 7.1.

7.3
Subject to Rules 7.4, 7.5 and 7.6, within 14 days of the Option exercise (or, if later, as soon as is reasonably practicable) the Directors shall allot or transfer the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted or transferred, unless the Directors consider that such allotment or transfer would not be lawful in the relevant jurisdiction.

7.4
If any Group Company or a company that was previously a Group Company as the case may be is liable to account for Employers’ Secondary National Insurance Contributions (“Employers’ NIC”) by virtue of the exercise, release or cancellation of an Option the Directors may determine that the exercise of the Option is conditional upon the Optionholder either:

(a)	agreeing to meet the company’s liability to pay Employers’ NIC; or

(b)
entering into an election to transfer the liability for Employers’ NIC in a form approved by the Inland Revenue and enter into such arrangements as may be approved by the Inland Revenue in order to ensure that the Employers’ NIC liability can be met.

7.5
The Directors may determine that the exercise of the Option is conditional upon the Optionholder entering into an election under Section 431(1) of ITEPA that the Shares are to be treated for the relevant tax purposes as if they were not restricted securities.

7.6
If any Group Company or a company that was previously a Group Company as the case may be is liable to account for tax or social security contributions (in any jurisdiction) by virtue of the exercise, release or cancellation of the Option for which an Optionholder is liable or has agreed to pay, that or any other Group Company or the trustee of any trust which is intended to be an employee share scheme pursuant to Section 743 of the Companies Act 1985 may:

(a)	withhold the appropriate amount of tax or social security from the Optionholder's remuneration; or

(b)	make such other arrangements as it considers necessary (including the sale of Shares on behalf of the Optionholder) to finance the amounts in (a) above, unless the Optionholder discharges the liability himself at or prior to the date of exercise.

7.7
Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

7.8
If and so long as the Shares are listed on the London Stock Exchange or any similar exchange, the Company shall apply for any Shares allotted under this Scheme to be admitted to the Official List or any similar list as the case may be.

7.9
The exercise of any Option (in whole or in part) shall not be permitted unless the Directors are satisfied at the relevant time that all conditions relating to such exercise pursuant to the Agreement and/or these Rules have been met and (if then applicable) that such exercise would not be in breach of the Model Code for Securities Transactions by Directors of Listed Companies published by the UK Listing Authority, any other applicable laws, codes or regulations relating to the acquisition of securities, or the internal code of the Company.

8.	TAKEOVERS AND LIQUIDATIONS

8.1
If the Directors conclude in their discretion that an Exit Event will occur, they may (subject to their not breaching any confidentiality undertakings), determine that the Option shall Vest prior to the expected date of the Exit Event and notify the Optionholder in writing of this and of a period during which the Optionholder may exercise his Option conditionally upon the Exit Event occurring. Such period must be:

(a)	of such reasonable length as will enable the Optionholder to make the necessary arrangements in order to exercise the Option; and

(b)	a period commencing on such date as the Directors determine and ending on the date of the Exit

Event or if the Exit Event does not occur, the date that Directors no longer anticipate an Exit Event occurring.

8.2
If the Exit Event anticipated in Rule 8.1 does not occur, the Directors shall, as soon as is reasonably practicable notify the Optionholder in writing. In such circumstances, the Directors shall return to the Optionholder any remittance for the Exercise Price or any tax or social security contributions (including Employer’s NIC) relating to such conditional exercise and the Option shall continue to subsist subject to these Rules.

8.3
If the Exit Event anticipated in Rule 8.1 does occur and the Directors have exercised their discretion pursuant to Rule 8.1, the Directors may, in their discretion determine that unexercised Options shall lapse immediately after the Exit Event. If such discretion is exercised, the Directors must notify the Optionholder of this in writing that this is the case at the same time as the notice in Rule 8.1.

8.4
If any person obtains Control of the Company by any means other than by way of a Qualifying Exchange of Shares, an Option shall Vest in full, and may be exercised upon such change of Control or within six months thereafter and for the purposes of this Rule 8.4 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it. If the Option remains unexercised six months after it became exercisable in accordance with this Rule 8.4, the Directors may, in their discretion, determine that unexercised Options shall lapse. If such discretion is exercised, the Directors must notify the Optionholder of this in writing within six months following the change of control.

8.5
If, under Section 425 of the Companies Act 1985, the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, an Option shall Vest in full and may be exercised upon the Court sanctioning such compromise or arrangement or within six months thereafter. If the Option remains unexercised six months after becoming exercisable in accordance with this Rule 8.5, the Option shall lapse.

8.6
If any person becomes bound or entitled to acquire shares in the Company under Sections 428 to 430 of the Companies Act 1985 an Option shall Vest in full and may be exercised at any time when that person remains so bound or entitled.

8.7
If the Directors in their absolute discretion so determine, in the event that the Company gives notice to its shareholders of a meeting at which a resolution for the voluntary winding up of the Company (“Winding Up Resolution”) is to be proposed, the Company may also give notice to such Optionholders as the Directors shall select and any Options in respect of which such notices have been received will Vest on the date of the passing of the Winding up Resolution and may be exercised prior to the passing of the Winding Up Resolution, but conditionally on its being passed, to the intent that they will be entitled to share in the assets of the Company with the other shareholders on the same basis as if they had been the registered holders of the relevant Shares immediately prior to the passing of the Winding Up

Resolution. If the Options remain unexercised on the passing of the Winding Up Resolution, the Options shall lapse.

9.	EXCHANGE OF OPTIONS ON A TAKEOVER

9.1	Notwithstanding Rule 8, if any company (“the Acquiring Company”) obtains Control of the Company as a result of:

(a)
making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	making a general offer to acquire all the shares in the Company which are of the same class as the Shares; or

(c)	any of the circumstances in Rules 8.5 or 8.6; or

(d)	a Qualifying Exchange of Shares,
any Optionholder, with the agreement of the Acquiring Company may, at any time whilst the Option is outstanding, agree to release his Option (the “Old Option”) in consideration of the grant to him of either a Replacement Option or a New Option as the case may be which is equivalent to the Old Option. Such agreement will be conditional upon the change of Control of the Company taking place.

9.2	An option granted pursuant to Rule 9.1 above shall only qualify as a Replacement Option if the requirements of Rule 9.1 above are met, and:

(a)	the Option is granted to the holder of the Old Option by reason of his employment:

(i)	with the Acquiring Company; or

(ii)	if the Acquiring Company is a parent company, with the Acquiring Company or a member of the Acquiring Company’s group;

(b)	at the time of the release of rights under the Old Option, the requirements of:
(i)paragraph 4 of Schedule 5 (purpose of granting the option); and
(ii)paragraph 7 of Schedule 5 (company limits) are met in relation to the Replacement Option;

(c)	at that time, the independence requirement and the trading activities requirement as set out in paragraphs 9 and 13 respectively of Schedule 5 are met in relation to the Acquiring Company;

(d)	at that time, the individual to whom the Replacement Option is granted is an Eligible Employee in relation to the Acquiring Company;

(e)	at that time, the requirements of Part 5 of Schedule 5 are met in relation to the Replacement Option;

(f)	the total Market Value, immediately before the release, of the Shares which were subject to the Old

Option is equal to the total Market Value, immediately after the grant of the Replacement Option, of the shares in respect of which the Replacement Option is granted;

(g)
the total amount payable by the Eligible Employee for the acquisition of Shares in pursuance of the Replacement Option is equal to the total amount that would have been payable for the acquisition of Shares in pursuance of the Old Option; and

(h)	The Replacement Option is granted within six months of the Acquiring Company obtaining Control of the Company.

9.3	A New Option shall be an Unapproved Option.

9.4
Unless the Directors shall in their absolute discretion decide otherwise where an Old Option is released pursuant to Rule 9.1 any conditions imposed by the Directors pursuant to Rule 3 shall not lapse forthwith.

9.5
Where a Replacement Option or a New Option is granted pursuant to Rule 9.1 it shall be regarded for the purposes of the subsequent application of the provisions of this Scheme as having been granted at the time when the corresponding Old Options were granted and with effect from the date on which the New Option or Replacement Option is granted:

(a)
save for the definition of “Group Company” in Rule 1, references to “the Company” (including the definition in Rule 1) shall be construed as being references to the Acquiring Company to whose shares the Replacement Option or New Option as the case may be relates; and

(b)
references to “Shares” (including the definition in Rule 1) shall be construed as being references to shares in the Acquiring Company to which the Replacement Option or New Option as the case may be relates.

10.	VARIATION OF SHARE CAPITAL

10.1	In the event of any capitalisation, rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

(a)	the number of Shares comprised in an Option;

(b)	their Exercise Price in respect of such Shares; and

(c)
where an Option has been exercised pursuant to the provisions of these Rules but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and the Exercise Price in respect of such Shares, shall, subject where necessary to the prior approval of the Inland Revenue, be varied in such manner as the Directors shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be in their opinion fair and reasonable, provided that, except as provided in Rules 10.2 and 10.3, no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

10.2	Any adjustment made to the Exercise Price of unissued Shares which would have the effect of reducing the Exercise Price to less than the nominal value of the Shares shall only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Directors may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3
Where an Option subsists over both issued and unissued Shares, an adjustment may only be made under Rule 10.2 if the reduction of the Exercise Price in relation to Options over both issued and unissued Shares can be made to the same extent.

10.4
The Directors may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or re- issue any Agreement consequent upon such adjustment.

11.	ADMINISTRATION

11.1
The Directors shall have power from time to time to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme and/or the Agreement as they think fit.

11.2
The decision of the Directors shall be final and binding in all matters relating to this Scheme (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Scheme).

11.3	The costs of establishing and administering this Scheme shall be borne by the Company.

11.4	The Company may, but shall not be obliged to, provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

11.5
Within 92 days (or such longer period as may from time to time be permitted by the EMI Code) of granting an EMI Option under this Scheme notice shall be given to the Inland Revenue by the Employer Company and shall contain:

(a)	information required by the Inland Revenue pursuant to paragraph 44 of Schedule 5;

(b)
a declaration from a director or the Company Secretary of the Employer Company, that in his opinion the requirements of Schedule 5 have been met in relation to an EMI Option under this Scheme and that to the best of his knowledge, the information provided is correct and complete; and

(c)	a declaration from the Optionholder to whom the EMI Option is granted that he meets the Committed Time requirement.

12.	AMENDMENTS

12.1	Notwithstanding Rule 12.2, if the Inland Revenue raise a notice of enquiry pursuant to paragraph 46 of

Schedule 5 and conclude that the requirements of the EMI Code have not been met in relation to this Scheme and/or the Agreement (as the case may be) the Directors may alter the Rules of this Scheme and/or any Agreement as may be necessary to ensure that the requirements of the EMI Code have been met.

12.2	The Directors, in their absolute discretion, may waive or amend any of these Rules or introduce such new rules as they see fit provided that any amendments to:

(a)	the definition of Eligible Employee;

(b)	the limits on the maximum number of Shares which may be issued under the Scheme;

(c)	the basis for determining an Optionholder’s entitlement to Shares under the Scheme and the terms of those Shares; and

(d)	the basis on which an Option may be adjusted if there is a variation of capital pursuant to Rule 10, which are to the advantage of existing or future Optionholders may not be made without approval of the members of the Company in a General Meeting.

12.3	Notwithstanding Rule 12.2, the Directors may amend the provisions of this Scheme and/or Agreement and the terms of any Options as they consider necessary or desirable in order to:

(a)	make the administration of this Scheme more effective or easier;

(b)	comply with or take account of the provisions of any proposed or existing legislation;

(c)	take account of any of the events mentioned in Rule 8 (takeover etc); or

(d)	obtain or maintain favourable tax or regulatory treatment for the Company or any Group Company or any Optionholder,
without the need for the prior approval of the Company in General Meeting or the consent of Optionholders provided that such amendments or additions do not affect the basic principles of this Scheme and/or Agreements.

12.4	Written notice of any amendment to this Scheme shall be given to all Optionholders affected thereby.

13.	GENERAL

13.1
A Group Company or a company that was previously a Group Company as the case may be may provide money to the Trustee to enable them to subscribe for or purchase Shares for the purposes of the Scheme or enter into any guarantee or indemnity for these purposes to the extent permitted by Section 153 of the Companies Act 1985.

13.2
The Directors may grant an Option to the Trustee to subscribe for Shares or issue Shares to the Trustee or to its order provided that the Trustee agree to use such Shares to satisfy the exercise of Options granted pursuant to the Scheme.

13.3	Any Shares issued pursuant to options granted or Shares issued to the Trustee shall be included in the limits on the number of Shares available to the Scheme under Rule 5.1 above.

13.4
This Scheme shall commence upon the date the Directors adopt this Scheme and shall terminate on the expiry of the period of ten years from such date. On termination no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

13.5
The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Options not lapsed pursuant to the provisions of these Rules, taking account of any other obligations of the Company to issue Shares.

13.6	Notwithstanding any other provision of this Scheme:

(a)
this Scheme shall not form part of any contract of employment between any Group Company or a company that was previously a Group Company as the case may be and any employee or officer of any such company and the rights and obligations of any individual under the terms of his office or employment with any Group Company or a company that was previously a Group Company as the case may be shall not be affected by his participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever, including if such termination of employment was lawful or unlawful;

(b)
no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company or a company that was previously a Group Company as the case may be for any reason whatsoever including if such termination of employment was lawful or unlawful; and

(c)
this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company or a company that was previously a Group Company as the case may be directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company or a company that was previously a Group Company as the case may be.

13.7
Save as otherwise provided in this Scheme any notice or communication to be given by the Company or Grantor as the case may be to any Eligible Employee or Optionholder may be personally delivered or sent by fax or by ordinary post to his last known address. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped and where a notice or communication is sent by fax it shall be deemed to have been received at the time when it was sent. Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and the Company or Grantor as the case may be shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

13.8	Any notice to be given to the Company shall be delivered or sent by either post or fax to the Company at its registered office and shall be effective upon receipt.

13.9	This Scheme and all Options granted under it shall be governed by and construed in accordance with English law.